Exhibit 99.1

For more information, contact:

Chris Sternberg

Senior Vice President, Corporate Communications

502-261-4934

PAPA JOHN’S ANNOUNCES PURCHASE OF

43 FRANCHISED RESTAURANTS IN ARIZONA

Louisville, KY (July 24, 2006) — Papa John’s International, Inc. (NASDAQ: PZZA) today announced the purchase of 43 franchised Papa John’s restaurants primarily in the Phoenix and Flagstaff, AZ markets from two related franchise groups.  The purchase price was $18.4 million, subject to certain post-closing adjustments, with the closing of the transaction effective today.

“We are pleased to acquire these Papa John’s restaurants in this fast growing region,” said Bill Van Epps, Papa John’s President, USA. “These are very solid markets for Papa John’s and present us with future growth opportunities both in terms of restaurant sales and new unit openings.”

The acquisition is not expected to significantly impact operating income for the remainder of 2006 as transition costs are expected to substantially offset incremental unit level operating income during this time frame.  The company expects to open an additional four to six restaurants in this market over the next two to three years.

Headquartered in Louisville, Kentucky, Papa John’s is the world’s third largest pizza company with nearly 3,000 company and franchised restaurants operating in the U.S. and 24 countries.  For seven years running, consumers have rated Papa John’s No. 1 in customer satisfaction among all national QSR chains in the highly regarded American Customer Satisfaction Index (ACSI).  For more information about the company or to order pizza online, visit Papa John’s at www.papajohns.com.

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